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                         2004 EXECUTIVE INCENTIVE PLAN












                                 EXHIBIT 10.61
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                          WILMINGTON TRUST CORPORATION
                          2004 EXECUTIVE INCENTIVE PLAN

1. Purpose. The purpose of the Wilmington Trust Corporation (the "Company") 2004 Executive Incentive Plan (the "Incentive Plan") is to provide senior management annual awards that recognize and reward the achievement of performance goals.

2. Effective Date of Plan. The Incentive Plan shall be effective as of January 1, 2004, but any payments under the Incentive Plan to individuals a portion of whose compensation would be subject to Section 162(m) of the Internal Revenue Code and the related regulations ("Section 162(m)") and that the Company desires to deduct ("Section 162(m) Participants") shall be made contingent on the Incentive Plan's approval by the Company's shareholders.

3. Plan Administrator. The Company's Compensation Committee shall administer the Incentive Plan. The Compensation Committee consists of members appointed by the Board of Directors from time to time. Each member of the Compensation Committee shall be an "outside director" within the meaning of Section 162 (m). The Compensation Committee shall have full power and authority, subject to the provisions of the plan and applicable law, to (a) establish, amend, suspend, or waive rules and regulations and appoint agents it deems necessary or advisable for the plan's proper administration, (b) construe, interpret, and administer the plan and any instrument or agreement relating to the plan, and (c) make all other determinations and take all other actions necessary or advisable for the plan's administration. Unless the Incentive Plan expressly provides otherwise, each determination the Compensation Committee makes and each action it takes pursuant to the plan or any instrument or agreement relating to the plan (x) shall be within the Compensation Committee's sole discretion, (y) may be made at any time, and (z) shall be final, binding, and conclusive for all purposes on all persons, including participants in the plan, their legal representatives, and beneficiaries and employees of the Company and its subsidiaries.

4. Eligibility. The Chief Executive Officer, the President, and other senior officers of the Company and its subsidiaries are eligible to participate in the Incentive Plan if the Compensation Committee designates them.

5. Awards.

     5.1 For each calendar year (a "Plan Year"), at such times as the Compensation Committee determines, it shall establish the basis and terms of participation of participants who are not Section 162(m) Participants. In doing so, the Compensation Committee may establish one or more quantitative or qualitative performance or other goals or criteria as the basis for awarding executives bonuses under the Incentive Plan.

     5.2 For Section 162(m) Participants, within 90 days after the commencement of each Plan Year, the Compensation Committee shall designate:

     a. The officers who will be deemed Section 162(m) Participants for that Plan Year;

     b. The Financial Criteria that will apply to awards to Section 162(m) Participants for the Plan Year; and

     c. The Performance Goals the Company must meet for Section 162(m) Participants to earn awards for the Plan Year and a payout matrix or formula for those Financial Criteria and Performance Goals.

     After the 90th day of a Plan Year, the Compensation Committee may designate newly-hired officers as participants in the Plan for that Plan Year. The Performance Goals for those additional Section 162(m) Participants will be established before 25%

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     of the days remaining in that partial Plan Year have expired.

     Any participant who terminates employment, either voluntarily or involuntarily, before awards are paid for a Plan Year will be ineligible for an award under the Plan. However, the Compensation Committee may, in its sole and complete discretion, determine to pay an award if termination was due to death, disability, retirement, or a Change in Control of the Corporation, but:

     x. No such payment shall be made to any participant for a Plan Year before awards for that Plan Year are payable generally; and

     y. No such payment shall be made to any Section 162(m) Participant unless the Performance Goals established for that participant have been attained.

     For purposes hereof, the term "Change in Control" means any of the events described below, directly or indirectly or in one or more series of transactions:

     (1) Approval by Wilmington Trust Company's ("WTC's") or the Company's stockholders of a consolidation or merger of WTC or the Company with any third party (including a single person or entity or a group of persons or entities acting in concert) not wholly-owned, directly or indirectly, by WTC or the Company (a "Third Party"), unless WTC or the Company is the entity surviving that merger or consolidation;

     (2) Approval by WTC's or the Company's stockholders of a transfer of all or substantially all of the assets of WTC or the Company to a Third Party or of a complete liquidation or dissolution of WTC or the Company;

     (3) Any person, entity, or group which is a Third Party, without prior approval of WTC's or the Company's Board of Directors, by itself or through one or more subsidiaries:

     (a) Acquires beneficial ownership of 15% or more of any class of WTC's or the Company's voting stock;

     (b) Acquires irrevocable proxies representing 15% or more of any class of WTC's or the Company's voting stock;

     (c) Acquires any combination of beneficial ownership of voting stock and irrevocable proxies representing 15% or more of any class of WTC's or the Company's voting stock;

     (d) Acquires the ability to control in any manner the election of a majority of WTC's or the Company's directors; or

     (e) Acquires the ability to exercise a controlling influence over the management or policies of WTC or the Company, directly or indirectly; or

     (4) Any election occurs of persons to the Company's Board of Directors that causes a majority of that Board of Directors to consist of persons other than (x) persons who were members of that Board of Directors on February 29, 1996 (the "Effective Date") and/or (y) persons who were nominated for election as members of that Board of Directors by the Company's Board of Directors (or a committee thereof) at a time when the majority of that Board of Directors (or that committee) consisted of persons who were members of the Company's Board of Directors on the Effective Date. However, any person nominated for election by the Company's Board of Directors (or a committee thereof), a majority of whom are persons described in clauses (x) and/or (y), or are persons who were themselves nominated by that Board of Directors (or a committee thereof), shall be deemed for this purpose to have been nominated by a Board of Directors

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     composed of persons described in clause (x) above.

     However, a Change in Control shall not include any of the events described above if they (i) occur in connection with the appointment of a receiver or conservator for WTC or the Company, provision of assistance under Section 13(c) of the Federal Deposit Insurance Act (the "FDI Act"), the approval of a supervisory merger, a determination that WTC is in default as defined in
     Section 3(x) of the FDI Act, insolvent or in an unsafe or unsound condition to transact business, or, with respect to any participant, the suspension, removal, and/or temporary or permanent prohibition by a regulatory agency of that participant from participating in WTC's or the Company's business or (ii) are the result of a Third Party inadvertently acquiring beneficial ownership or irrevocable proxies or a combination of both for 15% or more of any class of WTC's or the Company's voting stock, and that Third Party as promptly as practicable thereafter divests itself of the beneficial ownership or irrevocable proxies for a sufficient number of shares so that the Third Party no longer has beneficial ownership or irrevocable proxies or a combination of both for 15% or more of any class of WTC's or the Company's voting stock.

6. Financial Criteria. For each Plan Year, the Compensation Committee shall designate one or more financial criteria (the "Financial Criteria") set forth in this Section 6 for use in determining awards for Section 162(m) Participants for that Plan Year. Financial Criteria shall consist of one or more of the following financial measures: income, net income, growth in income or net income, earnings per share, growth in earnings per share, cash flow measures, return on equity, return on assets, return on investment, loan loss reserves, market share, fees, growth in fees, assets, growth in assets, stockholder return, stock price, achievement of balance sheet or income statement objectives, expenses, reduction in expenses, chargeoffs, nonperforming assets, loan loss reserves, market share, and overhead ratio. Any of the Financial Criteria may be company-wide or on a departmental, divisional, regional, or individual basis. In addition, any of the Financial Criteria may be measured in absolute terms, by reference to internal performance targets, or as compared to another company or companies, and may be measured by the change in that performance target compared to a previous period. The Compensation Committee retains the discretion to determine whether an award will be paid under any one or more of the Financial Criteria.

7. Performance Goals. For each Plan Year, the Compensation Committee shall establish specific, objective performance goals (the "Performance Goals"), the outcome of which is substantially uncertain at the time they are established, for each of the Financial Criteria the Compensation Committee designates for that Plan Year against which actual performance is to be measured to determine the amount of awards to Section 162(m) Participants. Performance Goals the Compensation Committee establishes may be described by means of a matrix or formula providing for goals resulting in the payment of awards under the plan.

8. Determination and Payment of Awards.

     8.1. As soon as practicable after the end of a Plan Year, the Compensation Committee will determine the amount of the award each participant has earned. For Section 162(m) Participants, that determination will be made based on application of the criteria specified in Section 6. However, the Compensation Committee may, in its sole and absolute discretion, reduce the amount that would otherwise be payable under the Incentive Plan. Payments will be made promptly after the Compensation Committee determines the amount of the awards unless payment of an award has been deferred pursuant to Section 10.6. The Compensation Committee's determination with respect to Section 162(m) Participants must include its certification in writing that the Performance Goals and any other terms of the award were satisfied. Minutes of the Compensation Committee's meeting or

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any action by written consent shall satisfy the written certification requirement.

      8.2. The Corporation shall pay awards under the Incentive Plan in cash, stock, restricted stock, restricted stock units, "phantom stock" units, or other types of awards valued in whole or in part by reference to, or otherwise based on, shares of the Company's stock. Subject to the provisions hereof, the Compensation Committee shall have the sole and absolute discretion to determine the persons to whom and the time or times at which those awards are made, the number of shares to be granted pursuant thereto, if any, and all other conditions of those awards. Any award other than cash shall be confirmed by an award agreement. The award agreement shall contain provisions the Compensation Committee determines are necessary or appropriate to carry out the intent hereof with respect to the award. Any awards may be represented in whole or in part by certificated shares or uncertificated shares, at the Compensation Committee's sole discretion. The Compensation Committee may grant awards in respect of up to a total of 300,000 shares of stock under the Incentive Plan.

8.3. Notwithstanding anything to the contrary contained herein, the maximum dollar amount with respect to which awards may be granted under the Incentive Plan for any Plan Year to any participant may not exceed $3,000,000.

8.4. In addition to the terms and conditions specified in the award agreement, awards shall be subject to the following:

     (a) Any shares subject to awards may not be sold, assigned, transferred, pledged, or otherwise encumbered before the date on which those shares are issued or, if later, the date on which any applicable restriction, performance, or deferral period lapses;

     (b) If specified in the award agreement, the recipient of an award shall be entitled to receive, currently or on a deferred basis, dividends or dividend equivalents with respect to the shares covered by that award, and the Compensation Committee may, in its sole and absolute discretion, provide in the award agreement that those amounts be reinvested in additional shares;

     (c) The award agreement shall contain provisions dealing with the disposition of the award in the event of the termination of the participant's employment before the exercise, realization, or payment of the award. The Compensation Committee may, in its sole and absolute discretion, waive any of the restrictions imposed with respect to any award; and

     (d) Shares issued as a bonus pursuant hereto shall be issued for the consideration the Compensation Committee determines is appropriate, in its sole and absolute discretion, but rights to purchase shares shall be priced at least 100% of the market value per share on the date the award is granted.

9. Taxes. If the Compensation Committee deems it necessary or desirable, the Company shall be entitled to withhold (or secure payment from a participant in lieu of withholding) the amount of any withholding or other tax required by law to be withheld or that the Company pays (1) with respect to any amount payable and/or shares issuable under that participant's award or (2) with respect to any income recognized upon the lapse of restrictions applicable to an award. The Company may defer payment or issuance of the cash, shares or units upon the grant, exercise or vesting of an award unless indemnified to its satisfaction against any liability for that tax. The Compensation Committee or its delegate shall determine the amount of that withholding or tax payment. The participant shall make that payment at the time the Compensation Committee determines. In each award agreement, the Compensation Committee shall prescribe one or more methods by which the participant may satisfy his or her tax withholding obligation. This may include the participant's paying the Company cash or shares of the Company's stock or the Company's withholding from the award, at the appropriate time, a number of shares sufficient to satisfy those tax withholding requirements, based on the market value per share of those shares. In its sole and absolute discretion, the Compensation Committee may establish rules and procedures

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relating to any withholding methods it deems necessary or appropriate. These may include rules and procedures relating to elections by participants who are subject to Section 16 of the Securities Exchange Act to have shares withheld from an award to meet those withholding obligations.

Termination, Suspension, or Modification of the Plan. The Board of Directors may at any time, with or without notice, terminate, suspend, or modify the Incentive Plan in whole or in part. The Board of Directors shall not amend the Incentive Plan in violation of law or in contravention of Section 162(m). The Compensation Committee may make any amendments to the Incentive Plan not in violation of law required to conform the Incentive Plan to the requirements of Section 162 (m). The Compensation Committee also may correct any defect, supply any omission, or reconcile any inconsistency in the Incentive Plan in the manner and to the extent it deems desirable to carry the Incentive Plan into effect.

Miscellaneous.

     11.1. No award under the Incentive Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary, including any liability which is for alimony or other payment for the support of a spouse or former spouse, or for any other relative of a participant, prior to actually being received by the participant or his or her designated beneficiary. Any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge, or otherwise dispose of any right to an award hereunder shall be void.

     11.2. Neither the adoption of the Incentive Plan, the determination of eligibility to participate in the Incentive Plan, nor the granting of an award under the Incentive Plan shall confer upon any participant any right to continue in the employ of the Company or any of its subsidiaries or interfere in any way with the right of the Company or its subsidiaries to terminate that employment at any time.

     11.3. The Incentive Plan and all determinations under it shall be governed by and construed in accordance with Delaware law, other than the conflict of law provisions of those laws, and except as that law is superseded by federal law.

     11.4. The existence of outstanding awards shall not affect the right of the Company or its shareholders to make or authorize any and all adjustments, recapitalizations, reclassifications, reorganizations, and other changes in the Company's capital structure, the Company's business, any merger or consolidation of the Company, any issue of bonds, debentures, or preferred stock, the Company's liquidation or dissolution, any sale or transfer of all or any part of the Company's assets or business, or any other corporate act or proceeding, whether of a similar nature or otherwise.

     The number and kind of shares subject to outstanding awards, the purchase or exercise price of those awards, and the number and kind of shares available for awards subsequently granted shall be adjusted appropriately to reflect any stock dividend, stock split, combination or exchange of shares, merger, consolidation, or other change in capitalization with a similar substantive effect on the Incentive Plan or awards granted hereunder. The Compensation Committee shall have the power and sole and absolute discretion to determine the nature and amount of the adjustment to be made in each case. However, in no event shall any adjustment be made under the provisions of this Section 11.4 to any outstanding award if an adjustment has been made or will be made to the shares of the Company's stock awarded to a participant in that person's capacity as a shareholder.

     If the Company is merged or consolidated with another entity and the Company is not the surviving entity, or if the Company is liquidated or sells or otherwise disposes of all or substantially all of its assets to another entity while unexercised awards remain outstanding, then (a) subject to the provisions of Section 11.4(b) below, after the effective date of that merger, consolidation, liquidation, or sale, each

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holder of an outstanding award hereunder shall be entitled to receive, upon exercise or vesting of that award in lieu of shares, other stock or other securities as the holders of shares of the Company's stock received in the merger, consolidation, liquidation, or sale; and (b) the Compensation Committee may cancel all outstanding awards as of the effective date of that merger, consolidation, liquidation, or sale, provided that (i) notice of that cancellation has been given to each holder of an award and (ii) in addition to any rights he or she may have under Section 5.2 above, each holder of an outstanding award hereunder shall have the right to that award or the exercise in full, without regard to any limitations set forth in or imposed pursuant hereto or contained in the award agreement, during a 30-day period preceding the effective date of the merger, consolidation, liquidation, or sale. The exercise and/or vesting of any award that was permissible solely because of this Section
11.4 (b)(ii) shall be conditioned on consummation of the merger, consolidation, liquidation, or sale shall terminate as of that date.

     If the Company is consolidated or merged with another entity under circumstances in which the Company is the surviving entity, and its outstanding shares are converted into shares of a third entity, a condition to the merger or consolidation shall be that the third entity succeed to the Company's rights and obligations hereunder, and that the Incentive Plan be administered by a committee of the Board of that entity.

     Comparable rights shall accrue to each participant in the event of successive reorganizations, mergers, consolidations, or other transactions similar to those described above.

     Except as expressly provided herein, the Company's issuance of shares or any other securities for cash, property, labor, or services, either upon direct sale, the exercise of rights or warrants to subscribe therefor, or conversion of shares or obligations of the Company convertible into shares or other securities shall not affect, and no adjustment by reason thereof shall be made with respect to, the number, class, or price of shares then subject to awards outstanding.

     After any reorganization, merger, or consolidation in which the Company or one of its subsidiaries or affiliates is a surviving entity, the Compensation Committee may grant substituted awards replacing old awards granted under a plan of another party to the reorganization, merger, or consolidation whose stock subject to the old options or awards may no longer be issued following that reorganization, merger, or consolidation. The Compensation Committee shall determine the foregoing adjustments and the manner in which the foregoing provisions are applied in its sole and absolute discretion. Any of those adjustments may provide for eliminating any fractional shares of the Company's stock that might otherwise become subject to any awards.

     11.5. Nothing in the Incentive Plan shall be construed as limiting the authority of the Compensation Committee, the Board of Directors, the Company, or any subsidiary of the Company to establish any other compensation plan or as in any way limiting its or their authority to pay bonuses or supplemental compensation to any persons employed by the Company or a subsidiary of the Company, whether that person is a participant and regardless of how the amount of that compensation or bonus is determined.

     11.6. A participant may elect to defer payment of his or her award under the Incentive Plan if deferral of the award under the Incentive Plan is permitted pursuant to the terms of a deferred compensation program of the Company existing at the time the election to defer is permitted to be made and the participant complies with the terms of that program.

     11.7. It is the Company's intention that all payments made under the Incentive Plan to Section 162(m) Participants shall constitute
"performance-based compensation" as that term is defined for purposes of Section 162 (m). Accordingly, unless the Board of Directors determines otherwise, if any provision of the

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Incentive Plan is found not to be in compliance with that provision, that provision shall be deemed amended so that the provision does comply to the extent permitted by law. In every event, the Incentive Plan shall be construed in favor of those payments meeting the "performance-based compensation" exception contained in Section 162(m). Notwithstanding anything to the contrary contained herein, the Compensation Committee retains discretion to grant awards hereunder that do not comply with Section 162(m).


11.8. a. "Cause" means, with respect to a participant who is an employee of the Company or one of its subsidiaries or affiliates or who is a consultant, termination for, as the Compensation Committee determines in its sole and absolute discretion, the participant's personal dishonesty, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses), or a final cease-and-desist order.

      b. "Disability" means any physical or mental injury or disease of a permanent nature that renders a participant incapable of meeting the requirements of the employment or other work the participant performed immediately before that disability commenced. The Compensation Committee or its designee shall make the determination of whether a participant is disabled and when the participant becomes disabled in its sole and absolute discretion.

      c. "Normal Retirement Date" means the date on which a participant terminates active employment with the employer he or she was employed with when he or she was last granted awards on or after attaining age 65, but does not include termination for Cause.

      d. "Other Retirement Date" means a date, on or after a participant attains age 55 but earlier than the participant's Normal Retirement Date, that the Compensation Committee in its sole and absolute discretion approves and designates to be the date upon which a participant retires for purposes hereof, but does not include termination for Cause.

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